SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

               ARGUSS HOLDINGS, INC. (formerly CONCEPTRONIC, INC.)
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                                (Name of Issuer)

                         Common Stock, $0.01 PAR VALUE
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                        (Title of Class of Securities)

                                    206010100
                                 --------------
                                 (CUSIP Number)
                              Copy to:          Stephen A. Cohen, Esq.
Applewood Associates, L.P.              Morrison Cohen Singer & Weinstein, LLP
68 Wheatley Road                                750 Lexington Avenue
Brookville, NY 11545                          New York, New York 10022
Telephone (516) 626-3070                      Telephone (212) 735-8600
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                 (Name, Address and Telephone Number of Persons
                Authorized to Receive Notices and Communications)

                                  May 25, 1997
              ----------------------------------------------------
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following space ___.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                       (Continued on following page(s))

CUSIP
No. 206010100                         13D
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 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                                       Applewood Associates, L.P.

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 2   Check the Appropriate Box if a Member of a Group*                 (a)   |X|
                                                                       (b)   |_|

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 3   SEC Use Only

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 4   Source of Funds*          WC

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 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

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 6   Citizenship or Place of Organization                           New York

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                      7   Sole Voting Power
      Number of              333,333 shares                            4.6%
       Shares
    Beneficially      ----------------------------------------------------------
      Owned By        8   Shared Voting Power
        Each                  0 shares                                   0%
     Reporting        ----------------------------------------------------------
       Person         9   Sole Dispositive Power
        With                 333,333 shares                             4.6%
                      ----------------------------------------------------------
                      10  Shared Dispositive Power
                              0 shares                                    0%
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11   Aggregate Amount Beneficially Owned By Each Reporting Person
                   333,333 shares

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12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

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13   Percent of Class Represented by Amount in Row (11)
                                                                       4.6%

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14   Type of Reporting Person*                         PN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 206010100                         13D
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 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                                       Barry Rubenstein

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 2   Check the Appropriate Box if a Member of a Group*                 (a)   |X|
                                                                       (b)   |_|

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 3   SEC Use Only

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 4   Source of Funds*          WC

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 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

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 6   Citizenship or Place of Organization                     United States

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                      7   Sole Voting Power
      Number of                    0 shares                            0.0%
       Shares
    Beneficially      ----------------------------------------------------------
      Owned By        8   Shared Voting Power
        Each                 333,333 shares                            4.6%
     Reporting        ----------------------------------------------------------
       Person         9   Sole Dispositive Power
        With                       0 shares                            0.0%
                      ----------------------------------------------------------
                      10  Shared Dispositive Power
                             333,333 shares                            4.6%
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11   Aggregate Amount Beneficially Owned By Each Reporting Person
                             333,333 shares

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12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

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13   Percent of Class Represented by Amount in Row (11)
                                                                       4.6%

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14   Type of Reporting Person*                         IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 206010100                         13D
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 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                                       Irwin Lieber

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 2   Check the Appropriate Box if a Member of a Group*                 (a)   |X|
                                                                       (b)   |_|

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 3   SEC Use Only

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 4   Source of Funds*          WC

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 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

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 6   Citizenship or Place of Organization                     United States

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                      7   Sole Voting Power
      Number of                    0 shares                            0.0%
       Shares
    Beneficially      ----------------------------------------------------------
      Owned By        8   Shared Voting Power
        Each                 333,333 shares                            4.6%
     Reporting        ----------------------------------------------------------
       Person         9   Sole Dispositive Power
        With                       0 shares                            0.0%
                      ----------------------------------------------------------
                      10  Shared Dispositive Power
                             333,333 shares                            4.6%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                             333,333 shares

--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       4.6%

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14   Type of Reporting Person*                         IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 206010100                         13D
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 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                                       Barry Fingerhut

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 2   Check the Appropriate Box if a Member of a Group*                 (a)   |X|
                                                                       (b)   |_|

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 3   SEC Use Only

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 4   Source of Funds*          WC

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 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

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 6   Citizenship or Place of Organization                     United States

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                      7   Sole Voting Power
      Number of                    0 shares                            0.0%
       Shares
    Beneficially      ----------------------------------------------------------
      Owned By        8   Shared Voting Power
        Each                 333,333 shares                            4.6%
     Reporting        ----------------------------------------------------------
       Person         9   Sole Dispositive Power
        With                       0 shares                            0.0%
                      ----------------------------------------------------------
                      10  Shared Dispositive Power
                             333,333 shares                            4.6%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                             333,333 shares

--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       4.6%

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14   Type of Reporting Person*                         IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 206010100                         13D
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 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                                  Applewood Capital Corp.

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 2   Check the Appropriate Box if a Member of a Group*                 (a)   |X|
                                                                       (b)   |_|

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 3   SEC Use Only

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 4   Source of Funds*          WC

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 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

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 6   Citizenship or Place of Organization                          New York

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                      7   Sole Voting Power
      Number of                    0 shares                            0.0%
       Shares
    Beneficially      ----------------------------------------------------------
      Owned By        8   Shared Voting Power
        Each                 333,333 shares                            4.6%
     Reporting        ----------------------------------------------------------
       Person         9   Sole Dispositive Power
        With                       0 shares                            0.0%
                      ----------------------------------------------------------
                      10  Shared Dispositive Power
                             333,333 shares                            4.6%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                             333,333 shares

--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       4.6%

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14   Type of Reporting Person*                         CO

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 206010100                         13D
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 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                                       Seth Lieber

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 2   Check the Appropriate Box if a Member of a Group*                 (a)   |X|
                                                                       (b)   |_|

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 3   SEC Use Only

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 4   Source of Funds*          WC

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                     United States

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                      7   Sole Voting Power
      Number of                    0 shares                            0.0%
       Shares
    Beneficially      ----------------------------------------------------------
      Owned By        8   Shared Voting Power
        Each                 333,333 shares                            4.6%
     Reporting        ----------------------------------------------------------
       Person         9   Sole Dispositive Power
        With                       0 shares                            0.0%
                      ----------------------------------------------------------
                      10  Shared Dispositive Power
                             333,333 shares                            4.6%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                             333,333 shares

--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       4.6%

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14   Type of Reporting Person*                         IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 206010100                         13D
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 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                                       Jonathan Lieber

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 2   Check the Appropriate Box if a Member of a Group*                 (a)   |X|
                                                                       (b)   |_|

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 3   SEC Use Only

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 4   Source of Funds*          WC

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 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                     United States

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                      7   Sole Voting Power
      Number of                    0 shares                            0.0%
       Shares
    Beneficially      ----------------------------------------------------------
      Owned By        8   Shared Voting Power
        Each                 333,333 shares                            4.6%
     Reporting        ----------------------------------------------------------
       Person         9   Sole Dispositive Power
        With                       0 shares                            0.0%
                      ----------------------------------------------------------
                      10  Shared Dispositive Power
                             333,333 shares                            4.6%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                             333,333 shares

--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       4.6%

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14   Type of Reporting Person*                         IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

      This statement, dated May 25, 1997, constitutes Amendment No. 1 to the
Schedule 13D, dated November 25, 1996, regarding the reporting persons' ownership of certain securities of Arguss Holdings, Inc. (formerly, Conceptronic, Inc.).

      The Schedule 13D is hereinafter referred to as the "Schedule". All capitalized terms used herein and otherwise undefined shall have the meanings ascribed thereto in the Schedule.

      This Amendment No. 1 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.

ITEM 5.     INTERESTS IN SECURITIES OF THE ISSUER.

      (a) The following list sets forth the aggregate number and percentage (based on 7,271,326 shares of Common Stock outstanding after the conversion of 4,000,000 shares of Class A Common Stock) of outstanding shares of Common Stock owned beneficially by each person named in Item 2, as of May 25, 1997:

                                    Shares of            Percentage of Shares of
                                  Common Stock                Common Stock
     Name                      Beneficially Owned          Beneficially Owned
     ----                      ------------------          ------------------
Applewood Associates, L.P         333,333(1)                      4.6%
Barry Rubenstein                  333,333(2,3)                    4.6%
Irwin Lieber                      333,333(2,3)                    4.6%
Barry Fingerhut                   333,333(2,3)                    4.6%
Applewood Capital Corp.           333,333(2,3)                    4.6%
Seth Lieber                       333,333(2,4)                    4.6%
Jonathan Lieber                   333,333(2,4)                    4.6%

      (b) Applewood has sole power to vote and to dispose of 333,333 shares of

--------------
      (1) The reporting person has sole power to vote and dispose of 333,333 shares of Common Stock.

      (2) The reporting person disclaims beneficial ownership of these securities except to the extent of its equity ownership therein.

      (3) The reporting person is a general partner of Applewood and accordingly has shared dispositive and voting power with respect to the 333,333 shares of Common Stock owned by Applewood.

      (4) The reporting person is an officer of Applewood Capital and accordingly has shared voting and dispositive power with respect to the 333,333 shares of Common Stock owned by Applewood.

Common Stock, representing approximately 4.6% of the outstanding Common Stock.

      By virtue of being a general partner of Applewood, Barry Rubenstein, Irwin Lieber and Barry Fingerhut may be deemed to have shared power to vote and to dispose of 333,333 shares of Common Stock, representing approximately 4.6% of the outstanding Common Stock.

      By virtue of being an officer of Applewood Capital Corp., Seth Lieber and Jonathan Lieber may be deemed to have shared power to vote and to dispose of 333,333 shares of Common Stock, representing approximately 4.6% of the outstanding Common Stock.

      (c) The following is a description of all transactions in shares of Common Stock of the Issuer by the persons identified in Item 2 of this Schedule 13D effected from March 25, 1997 through May 25, 1997, inclusive.

      On May 25, 1997, the 333,333 shares of Class A Common Stock were automatically converted into 333,333 shares of Common Stock of the Issuer.

      (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

      (e) On May 25, 1997, the reporting persons ceased to be the beneficial owners of more than five percent (5%) of the Common Stock of the Issuer.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, correct and complete.


                                          APPLEWOOD ASSOCIATES, L.P.


                                          By: s/ Irwin Lieber
                                              ---------------------------------
                                                 Irwin Lieber, General Partner


                                          APPLEWOOD CAPITAL CORP.


                                          By: s/ Barry Rubenstein
                                              ---------------------------------
                                                 Barry Rubenstein, President


                                           s/ Barry Rubenstein
                                           ------------------------------------
                                              Barry Rubenstein


                                           s/ Irwin Lieber
                                           ------------------------------------
                                              Irwin Lieber


                                           s/ Barry Fingerhut
                                           ------------------------------------
                                              Barry Fingerhut


                                           s/ Seth Lieber
                                           ------------------------------------
                                              Seth Lieber


                                           s/ Jonathan Lieber
                                           ------------------------------------
                                              Jonathan Lieber

Date: June 2, 1997


ATTENTION:        INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
                  CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C.
                  1001).